UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 23, 2010
(Date of earliest event reported: February 19, 2010

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

990 Highland Drive Suite 206
Solana Beach, California, 92075
(Address of principal executive offices, zip code)

(858) 720-9900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02  Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers or Directors.

On February 19, 2010 the following directors of the Company resigned from the Board: Jeffrey Bernstein, Barry Nussbaum and Kenneth Polin (the “Former Directors”).  At the same time, the Company entered into consulting agreements with these three Former Directors for a period of six months or until August 18, 2010.  The consulting agreement provides for the cancellation of previously issued stock options which were granted to compensate the three Former Directors for their services to the Company.

The agreed upon compensation for the Former Directors is, in the aggregate, an initial payment of $100,000.00 due on February 19, 2010 and six equal  installments of $16,666.67 per month commencing April 19, 2010.  The payments will be divided among the Former Directors on a pro rata basis based on the number of options being canceled previously held by each Former Director.

Also pursuant to the consulting agreement, the Company and the Former Directors agreed to cancel immediately one-half of the outstanding stock options (2.35 million stock options) previously issued to the Former Directors.  The remaining 2.35 million stock options will be cancelled after all consulting payments due are made.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

10.90	Consulting Agreement of February 19, 2010 - Jeffrey Bernstein

10.91	Consulting Agreement of February 19, 2010 - Barry Nussbaum

10.92	Consulting Agreement of February 19, 2010 - Kenneth Polin

____________
* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation

Date: February 23, 2010	By:	/s/ E. Jamie Schloss E. Jamie Schloss, Chief Executive Officer

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